Exhibit 99.3

Financial Information

Reference is made to the unaudited interim condensed consolidated financial statements set forth in Exhibit 99.1 to this Report concerning the financial information of Waitr Inc. Reference is also made to the section contained in Landcadia Holdings, Inc.’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 1, 2018 (the “Proxy Statement”) entitled Waitr Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 188, which is incorporated herein by reference.

WAITR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information included in Exhibit 99.2 hereto and incorporated by reference in this current report on Form 8-K (this “Form 8-K”) and the section entitled “Summary Historical Financial Information” included elsewhere in this Form 8-K as well as the sections entitled “Summary Historical Financial Information of Waitr,” “Information About Waitr” and “Waitr Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Proxy Statement and the audited consolidated financial statements of Waitr Incorporated (“Waitr”) as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016, and 2015 (the “audited financial statements”) included in the Proxy Statement. Waitr is our accounting predecessor. Unless otherwise stated, the discussion below primarily reflects Waitr’s historical condition and results of operations as of September 30, 2018 and for the three- and nine-month periods ended September 30, 2018 and 2017, which are based on Waitr’s unaudited interim condensed consolidated financial statements as of that date and for the periods then ended (the “unaudited interim financial statements”) included in Exhibit 99.1 hereto and incorporated by reference in this Form 8-K. Dollar amounts in this discussion are expressed in thousands, except as otherwise noted.

The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors — Risks Related to Waitr’s Business and Industry” and “Cautionary Note Regarding Forward-Looking Statements” in the Proxy Statement, which are incorporated by reference herein. Waitr does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

We operate an online ordering and delivery platform that enables consumers to discover and order meals from local restaurants, powered by our team of delivery drivers. Originally formed on December 5, 2013 as a Louisiana corporation, we began operations in 2014 and have grown quickly to connect restaurants, diners, and delivery drivers in various markets. We facilitate ordering of food and beverages by diners from restaurants for takeout and delivery, primarily through the Waitr platform. We market our proprietary application and digital platform to restaurants and diners mainly across small and medium sized markets, which we define as geographic city and town clusters within the top 51-500 markets in the United States based on population. These markets are home to approximately 35% of restaurants in the United States and an addressable population of 105 million. Like larger U.S. cities, these markets have growing demand for online and application-driven food takeout and delivery and have historically been underserved by our competitors. We believe that our focus on small and medium sized markets, established market launch playbook, and differentiated operating model provide us with a competitive advantage in our target markets.

As of September 30, 2018, we operated across ten states, in 40 markets comprised of 235 cities, and believe we were the market leader in the majority of these markets in terms of number of restaurants. We had approximately 7,700 Restaurant Partners (as defined below) on the Waitr platform as of September 30, 2018. Average Daily Orders (as defined below) for the three and nine months ended September 30, 2018 were approximately 24,300 and 20,600, respectively. During the three months ended September 30, 2018, we generated revenue of $19,431, compared to $5,886 in the same period of 2017. During the nine months ended September 30, 2018, we generated revenue of $48,000, compared to $14,333 in the same period of 2017.

Factors Affecting the Comparability of Our Results of Operations

The Landcadia Transaction, Convertible Notes, and Public Company Costs. On November 15, 2018 (the “Closing Date”), Waitr Holdings Inc. (formerly known as Landcadia Holdings, Inc.), a Delaware corporation, consummated its previously announced acquisition of Waitr Incorporated, a Louisiana corporation (“Waitr”), pursuant to the Agreement and Plan of Merger, dated as of May 16, 2018 (the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Upon the consummation of the Business Combination, Waitr merged with and into Merger Sub, with Merger Sub surviving the merger in accordance with the Delaware General Corporation Law as a wholly owned indirect subsidiary of the Company. In connection with the closing of the Business Combination (the “Closing”), Waitr’s convertible promissory notes (the “Convertible Notes”), the total outstanding principal par amount of which was approximately $9,954 (carrying value of $8,589) as of September 30, 2018, plus accrued interest thereon through November 15, 2018, were either converted into shares of Waitr’s Series AA preferred stock (“Series AA Preferred Stock”), and such new Series AA Preferred Stock was, in turn, exchanged for an aggregate 1,592,000 shares of our post-combination common stock, or redeemed for an amount equal to 1.5 times the amount of principal outstanding and accrued interest thereunder, resulting in an aggregate cash payment by us of $3,321. In addition, immediately after the consummation of the Business Combination, we repaid our line of credit, plus accrued interest, for a cash amount of $5,575 ($4,000 was outstanding at September 30, 2018). See “Liquidity and Capital Resources” below.

We recorded a loss on debt extinguishment of $10,537 in 2017 as a result of a Convertible Notes amendment that modified the conversion ratio, resulting in the application of extinguishment accounting and representing the difference between the fair value of the amended Convertible Notes of $18,308 and their carrying amount of $7,771. The conversion and cash redemption of the Convertible Notes and the exercise of warrants by the lenders under the aforementioned line of credit are expected to impact our income statement and stockholders’ equity in future reporting periods that include the Business Combination.

Waitr is Landcadia’s accounting predecessor and the Business Combination requires us to hire additional staff and implement procedures and processes to address regulatory and customary requirements applicable to operating public companies. We expect to incur additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees. We estimate that these incremental costs will amount to between approximately $1,500 and $2,500 per year, resulting in materially higher general and administrative expenses in future periods.

Changes in Fee Structure. We have made several modifications to our fee structure during the fiscal periods presented in the Proxy Statement. Since 2017, our fee structure evolved gradually from a per transaction fee plus a percentage of the food sale amount to one based exclusively on a percentage of the food sale amount, which applied to substantially all Restaurant Partners (which we define as a restaurant that has executed a definitive agreement to join the Waitr platform) in most markets since November 2017. In early 2018, we also established a new multi-tier fee structure, allowing new Restaurant Partners to elect higher fees in lieu of paying the one-time set-up and integration fee. As a result of these changes, which progressively resulted in modestly higher fees, our revenue and operating margins may not be comparable between periods, and future changes in fee structure could impact the comparability of results with future periods.

Seasonality and Holidays. Our business tends to follow restaurant closure and diner behavior patterns. In many of our markets, we generally experience a relative increase in diner activity from September to May and a relative decrease in diner activity from June to August due to school summer breaks and other vacation periods. In addition, restaurants tend to close on certain holidays, including Thanksgiving and Christmas Day, in our key markets. Further, diner activity may be impacted by unusually cold, rainy, or warm weather. Cold and rain typically drive increases in order volume, while unusually warm or sunny weather typically drives decreases in orders. Consequently, our results between quarters, or between periods that include prolonged periods of unusually cold, warm, inclement, or otherwise unexpected weather, may vary.

Acquisition Pipeline. We actively maintain and evaluate a pipeline of potential acquisitions and expect to be acquisitive in the future. While prior acquisitions have been relatively small, potentially significant future business acquisitions may impact the comparability of our results in future periods with those for prior periods.

Key Factors Affecting Our Performance

Efficient Market Expansion. Our continued revenue growth and path to improved cash flow and profitability is dependent on successful penetration of our target markets and achieving our targeted scale in current and future markets. Once a target market is identified, our market launch playbook calls for hiring a city/market manager to interview, hire and onboard new drivers, while our corporate and business development team is simultaneously deployed in-market to onboard an appropriate selection of strategically located and diverse restaurants. A local awareness and marketing campaign is typically commenced ahead of launch and temporarily ramped up simultaneously with operational launch, which is driven by the acquisition of a targeted number of Restaurant Partners and drivers. Delay or failure in achieving positive market-level margins (exclusive of indirect and corporate overhead costs) could adversely affect our working capital, which in turn could slow our growth plans.

We typically target markets that we estimate could achieve sustainable, positive market-level margins that support sustainable market operating cash flows and profits, improve efficiency, and appropriately leverage the scale of our advertising, marketing, research and development, and other corporate resources. Historically, we estimate that we have reached positive market-level margins (exclusive of indirect and corporate overhead costs) approximately six months, on average, following market launch. Our financial condition, cash flows, and results of operations depend, in significant part, on our ability to achieve and sustain our target profitability thresholds in our markets.

Our Restaurant and Diner Network. Our growth has been and is expected to continue to be driven in significant part by our ability to successfully expand our network of Restaurant Partners and diners using the Waitr Platform as the quality and quantity of Restaurant Partners on-boarded onto the Waitr Platform in a market drives the number of diners and order frequency, and, in turn, the number and quality of diners utilizing the Waitr Platform makes us more attractive to restaurants. We believe that our Restaurant Partner retention strategy, combining a modest Restaurant Partner set-up and integration fee investment with our differentiated, value-added services fosters Restaurant Partner loyalty and incentivizes Restaurant Partners to drive business toward the Waitr Platform. From inception, we have historically retained over 99% of our Restaurant Partners that commenced using the Waitr Platform. We also believe that our brand recognition, driven by our strong regional presence and employee delivery drivers, accessible customer service, and flat delivery fee further contributes to diner loyalty. We had approximately 7,700 and 2,900 Restaurant Partners on the Waitr Platform at September 30, 2018 and 2017, respectively.

Key Business Metrics

Defined below are the key business metrics that we use to analyze our business performance, determine financial forecasts, and help develop long-term strategic plans:

Active Diners. The number of diner accounts from which an order has been placed through the Waitr Platform during the past twelve months (as of the end of the relevant period).

Average Daily Orders. The number of orders during the period divided by the number of days in that period.

Gross Food Sales. The total food and beverage sales, sales taxes, prepaid gratuities and delivery fees processed through the Waitr Platform during a given period. Gross Food Sales are different than the order value upon which we charge our fee to Restaurant Partners, which excludes gratuities and delivery fees. We currently charge a delivery fee of $5 per delivery order in most of our markets, which is included in our revenue. Orders include a modest number of diner pick-up orders, which are not subject to our delivery fee. Prepaid gratuities, which are not included in our revenue, are determined by diners and may differ from order to order. Gratuities other than prepaid gratuities, such as cash tips, are not included in Gross Food Sales.

Average Order Size. Gross Food Sales for a given period divided by the number of orders during the same period.

The following table presents our key business metrics as of the dates or for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Active Diners (as of period end)	842,533	327,528	842,533	327,528
Average Daily Orders	24,300	10,200	20,600	8,400
Gross Food Sales (dollars in thousands)	$77,692	$33,001	$197,505	$81,401
Average Order Size	$35.14	$35.61	$35.24	$35.63

Basis of Presentation

Revenue

We generate revenue primarily when diners place an order on the Waitr Platform. We engage a third-party payment processor to collect the total amount of the order from the diner, who must use a credit or debit card to pay for their meal, and remits the net proceeds, less our fee, the delivery fee and any gratuity amount, to the Restaurant Partner on a daily basis. Because we are acting as an agent of the Restaurant Partner in the transaction, we recognize as revenue only our fees (which are assessed as a percentage of the total food sales and related sales taxes, exclusive of delivery fees and gratuities for delivery orders) and delivery fees. Gratuities are not included in revenue because they are passed through to delivery drivers. We also generate revenue from setup and integration fees collected from Restaurant Partners to onboard them onto the Waitr Platform (these are recognized on a straight-line basis over the anticipated period of benefit, currently determined to be two years) and subscription fees from Restaurant Partners that opt to pay a monthly fee in lieu of a lump sum setup and integration fee. Revenue also includes, to a significantly lesser extent, grocery delivery fees (since the launch of this service in select markets in March 2017), and fees for restaurant marketing and data services. We generally present relevant restaurants on our application in order of proximity to the diner and we do not allow Restaurant Partners to pay to promote themselves within the Waitr Platform.

Cost and Expenses

Operations and Support. Operations and support expenses consist primarily of salaries, benefits, stock-based compensation and bonuses for employees and contractors engaged in operations and customer service, including drivers, who are mainly full-time and part-time employees and comprise a substantial majority of our approximately 10,000 employees as of September 30, 2018, as well as city/market managers, restaurant onboarding, photography and driver logistics personnel and payment processing costs for customer orders.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, benefits, stock-based compensation and bonuses for sales and sales support personnel, including restaurant business development managers, marketing employees and contractors, and third-party marketing expenses such as social media and search engine marketing, online display, team sponsorships (the costs of which are recognized on a straight line basis over the useful period of the contract) and print marketing.

Research and Development. Research and development expenses consist primarily of salaries, benefits, stock-based compensation and bonuses for employees and contractors engaged in the design, development, maintenance and testing of the Waitr Platform.

General and Administrative. General and administrative expenses consist primarily of salaries, benefits, stock-based compensation and bonuses for executive, finance and accounting, human resources and administrative employees, third-party legal, accounting, and other professional services, insurance (including auto, workers’ compensation and general liability), corporate travel and entertainment and facilities rent.

Depreciation and Amortization. Depreciation and amortization expenses consist primarily of amortization of capitalized software development and depreciation of leasehold improvements, furniture, and equipment, primarily tablets deployed in restaurants. We do not allocate depreciation and amortization expense to other line items.

Related Party Expenses. Related party expenses consist primarily of third-party marketing expenses with a business affiliated with a stockholder.

Impairment of Intangible Assets. Impairment of intangible assets consists primarily of write downs of intangible assets, which relate primarily to technology acquired as a result of our acquisition of Requested, Inc. (“Requested”), resulting from a shift in our strategy that impacted the expected usage of the acquired technology, as well as minor impairments related to the replacement of internally developed software code.

Other Expenses (Income) and Losses (Gain), Net. Other expenses (income) and losses (gain), net primarily includes interest expense on outstanding debt, which in relevant periods consisted principally of accrued interest from convertible promissory notes.

Results of Operations

The following table sets forth our results of operations for the unaudited interim periods indicated, with line items presented in thousands of dollars and as a percentage of our revenue:

	Three months ended September 30,				Nine months ended September 30,
(in thousands, except percentages (1))	2018	% of Revenue	2017	% of Revenue	2018	% of Revenue	2017	% of Revenue
Revenue	$19,431	100%	$5,885	100%	$48,000	100%	$14,333	100%
Costs and expenses:
Operations and support	11,934	61	4,887	83	30,348	63	11,749	82
Sales and marketing	3,850	20	1,294	22	8,989	19	3,728	26
Research and development	791	4	399	7	1,988	4	1,142	8
General and administrative	8,469	44	3,156	54	22,426	47	7,880	55
Depreciation and amortization	400	2	154	3	902	2	530	4
Related party expenses	28	-	16	-	76	-	39	-
Loss on disposal of assets	-	-	33	1	8	-	33	-
Impairment of Intangible assets	-	-	-	-	-	-	576	4
Total costs and expenses	25,472	131	9,939	169	64,737	135	25,677	179
Income (loss) from operations	(6,041)	(31)	(4,054)	(69)	(16,737)	(35)	(11,344)	(79)
Other expenses (income) and (gain), net
Interest expense (income), net	440	2	67	1	901	2	66	-
Gain on derivative	(9)	-	(4)	-	(336)	(1)	(4)	-
Other expenses (income)	39	-	-	-	1	-	(33)	-
Net loss before income taxes	(6,511)	(34)	(4,117)	(70)	(17,303)	(36)	(11,373)	(79)
Income tax expense	4	0	3	-	38	-	5	-
Net loss	$(6,515)	(34)	$(4,120)	(70)	$(17,341)	(36)	$(11,378)	(79)

(1) Percentages may not foot due to rounding

Three Months Ended September 30, 2018 Compared to the Three Months Ended September 30, 2017

Revenue

Revenue increased by $13,546, or 230%, to $19,431 in the three months ended September 30, 2018 from $5,885 in the three months ended September 30, 2017, due primarily to increased transaction volume and changes in fee structure, as the third quarter of 2018 reflected our modestly higher restaurant fee structure adopted as of November 2017. We operated in 40 markets in the three months ended September 30, 2018, compared to 26 markets in the three months ended September 30, 2017, while Average Daily Orders and Gross Food Sales increased to 24,300 and $77,692, respectively, in the third quarter of 2018 from 10,200 and $33,001, respectively, in the third quarter of 2017. Average Order Size declined slightly between periods.

Operations and Support Expenses

Operations and support expenses increased by $7,047, or 144%, to $11,934 in the three months ended September 30, 2018 from $4,887 in the three months ended September 30, 2017, due to increased business volume. As a percentage of revenue, operations and support expenses decreased to 61% in the third quarter of 2018 from 83% in the third quarter of 2017, primarily due to improved scale, as customer service and certain in-market support costs tend to increase more slowly than the increase in revenue growth in growing markets.

Sales and Marketing

Sales and marketing expense increased by $2,556, or 198%, to $3,850 in the three months ended September 30, 2018 from $1,294 in the three months ended September 30, 2017, primarily due to increased spend on digital marketing and sales commissions for business development managers attributable to our entry into new markets. As a percentage of revenue, sales and marketing expenses decreased to 20% in the third quarter of 2018 from 22% in the third quarter of 2017, reflecting the scalability of our marketing spend after it becomes established in new markets.

Research and Development

Research and development expense increased by $392, or 98%, to $791 in the three months ended September 30, 2018 from $399 in the three months ended September 30, 2017, primarily due to the addition of personnel focused on research and development activities and increased stock-based compensation.

General and Administrative

General and administrative expense increased by $5,313, or 168%, to $8,469 in the three months ended September 30, 2018 from $3,156 in the three months ended September 30, 2017, due primarily to business combination-related legal, accounting, consulting and other costs amounting to $1,870, increased stock-based compensation of $689 and increased auto and workers’ compensation insurance premiums related to the addition of corporate and administrative headcount to support our increasing business volume. As a percentage of revenue, general and administrative expenses decreased to 44% in the third quarter of 2018 from 54% in the third quarter of 2017. Without the transaction costs incurred in the three months ended September 30, 2018, general and administrative expense would have been $6,599, or 34% of revenue. General and administrative expense tends be highly scalable, meaning that it tends to increase at a substantially slower pace than revenue, as a significant portion of these costs is fixed.

Depreciation and Amortization

Depreciation and amortization expenses increased by $246, or 160%, to $400 in the three months ended September 30, 2018 from $154 in the three months ended September 30, 2017.

Other expenses (income) and (gain), net

Other expenses and (gain), net were $470 in the three months ended September 30, 2018 compared to $63 in the three months ended September 30, 2017.

Income Tax Expense

Income tax expense increased to $4 in the three months ended September 30, 2018 from $3 for the three months ended September 30, 2017.

Net Loss

Net loss increased by $2,395, or 58%, to $6,515 in the three months ended September 30, 2018 from $4,120 in the three months ended September 30, 2017, for the reasons described above.

Nine Months Ended September 30, 2018 Compared to the Nine Months Ended September 30, 2017

Revenue

Revenue increased by $33,667, or 235%, to $48,000 in the nine months ended September 30, 2018 from $14,333 in the nine months ended September 30, 2017, due primarily to increased transaction volume, reflecting our expanded footprint into new markets as well as overall modestly higher fee structure, as discussed above. Average Daily Orders and Gross Food Sales increased to 20,600 and $197,505, respectively, in the first nine months of 2018 from 8,400 and $81,401, respectively, in the first nine months of 2017. Average Order Size declined slightly between periods.

Operations and Support Expenses

Operations and support expenses increased by $18,599, or 158%, to $30,348 in the nine months ended September 30, 2018 from $11,749 in the nine months ended September 30, 2017, due to increased business volume. As a percentage of revenue, operations and support expenses decreased to 63% in the first nine months of 2018 from 82% in the first nine months of 2017, primarily due to improved scale, as customer service and certain in-market support costs tend to increase more slowly than the increase in revenue growth in growing markets.

Sales and Marketing

Sales and marketing expense increased by $5,261, or 141%, to $8,989 in the nine months ended September 30, 2018 from $3,728 in the nine months ended September 30, 2017, due primarily to increased digital marketing and sales commissions for business development managers attributable to our entry into new markets. As a percentage of revenue, sales and marketing expenses decreased to 19% in the first nine months of 2018 from 26% in the first nine months of 2017, due to improved scale.

Research and Development

Research and development expense increased by $846, or 74%, to $1,988 in the nine months ended September 30, 2018 from $1,142 in the nine months ended September 30, 2017, primarily due to the addition of personnel focused on research and development activities and increased stock-based compensation.

General and Administrative

General and administrative expense increased by $14,546, or 185%, to $22,426 in the nine months ended September 30, 2018 from $7,880 in the nine months ended September 30, 2017, due primarily to business combination-related legal, accounting, consulting and other costs of $5,473, increased stock-based compensation of $2,118, increased auto and workers’ compensation insurance premiums related to increased headcount and our increasing business volume. As a percentage of revenue, general and administrative expenses decreased to 47% in the first nine months of 2018 from 55% in the first nine months of 2017. Without the transaction costs incurred in the nine months ended September 30, 2018, general and administrative expense would have been $16,953, or 35% of revenue.

Depreciation and Amortization

Depreciation and amortization expenses increased by $372, or 70%, to $902 in the nine months ended September 30, 2018 from $530 in the nine months ended September 30, 2017.

Other expenses (income) and (gain), net

Other expenses (income) and (gain), net were $566 in the nine months ended September 30, 2018, compared to $29 in the nine months ended September 30, 2017. The increase was due primarily to interest expense associated with the Convertible Notes that were issued in late 2017.

Income Tax Expense

Income tax expense increased by $33, or 660%, to $38 in the nine months ended September 30, 2018 from $5 in the nine months ended September 30, 2017.

Net Loss

Net loss increased by $5,963, or 52%, to $17,341 in the nine months ended September 30, 2018 from $11,378 in the nine months ended September 30, 2017 for the reasons described above.

Liquidity and Capital Resources

As of September 30, 2018, we had cash of $2,842, consisting primarily of cash deposits, which earn an immaterial amount of interest. Our primary sources of liquidity to date have been proceeds from the issuance of stock, long-term convertible debt and proceeds from the unsecured line of credit (see below). Our pro forma cash balance at September 30, 2018, assuming the Business Combination had been consummated on that date, would have been approximately $71,247. We currently plan to invest a substantial portion of our cash in U.S. Treasury and high investment grade municipal or corporate securities. We believe that our existing cash, including the cash attributable to the Business Combination, will be sufficient to meet our working capital requirements for at least the next twelve months. Our liquidity assumptions may, however, prove to be incorrect, and we could utilize available financial resources sooner than currently expected.

On November 15, 2018, immediately after the consummation of the Business Combination, we repaid our line of credit, which we obtained in July 2018 from certain of our stockholders and their affiliates, in a cash amount of $5,575 ($4,000 was outstanding at September 30, 2018), which included the payment of a $500 origination fee. In addition, these lenders exercised their line of credit warrants on that date, for which we received $337 in cash, pursuant to the terms of the warrants.

Our main capital expenditures relate to the purchase of tablets for Restaurant Partners, which are expected to increase as we continue to grow our business. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors” in the Proxy Statement incorporated herein by reference. If we are unable to obtain needed additional funds, we will have to reduce our operating costs, which would impair our growth prospects and could otherwise negatively impact our business.

The following table sets forth our summary cash flow information for the periods indicated:

	Nine months ended September 30,
(in thousands)	2018	2017
	(unaudited)
Net cash used in operating activities	$(5,989)	$(9,209)
Net cash used in investing activities	(1,847)	(1,123)
Net cash provided by financing activities	6,731	11,951

Cash Flows Used In Operating Activities

For the nine months ended September 30, 2018, net cash used in operating activities was $5,989, compared to $9,209 for the same period in 2017, reflecting substantially higher working capital payables accruals, mainly for business combination-related expenses, which more than offset the increased cash operating expenses attributable to market growth and new market expansion efforts.

Cash Flows Used In Investing Activities

Our primary investing activities during all of the periods presented was the purchase of property and equipment, comprised primarily of computer tablets for our Restaurant Partners. The tablets remain our property. We control software applications and updates on the tablets, and the tablets are devoted exclusively to the Waitr Platform. We also periodically purchase office furniture, equipment, computers and software.

For the nine months ended September 30, 2018, net cash used in investing activities was $1,847 compared to $1,123 for the nine months ended September 30, 2017.

Cash Flows Provided By Financing Activities

Our financing activities during the periods presented consisted primarily of convertible debt and stock issuances and proceeds from our unsecured line of credit.

For the nine months ended September 30, 2018, net cash provided by financing activities was $6,731, primarily reflecting the issuance of the Convertible Notes in the first quarter of 2018, as well as proceeds of $4,000 from our unsecured line of credit, compared to $11,951 for the nine months ended September 30, 2017, which reflected primarily issuances of 2,341,477 shares of Series AA preferred stock in the first quarter of 2017 of $7,224.

Contractual Obligations and Other Commitments

We have corporate offices in Lake Charles and Lafayette, Louisiana, as well as smaller offices across the Southeastern United States. Our lease for the Lake Charles office expires in October 2022, and the leases for our Lafayette offices expire in March 2022 and August 2026. We recognize rent expense on a straight-line basis over the relevant lease period.

Our future minimum lease payments under non-cancellable operating leases for equipment and office facilities, workers’ compensation obligations and monthly loan payments were as follows as of September 30, 2018:

		Payments Due by Period
(in thousands)	Less than 1 Year	1 to 3 Years	3 to 5 Years	Thereafter	Total
Operating lease obligations	$720	$1,853	$1,601	$1,505	$5,679
Workers' compensation liability(1)	35	70	70	1,229	1,404
Loan agreement(2)	1,310	-	-	-	1,310
Total	2,065	1,923	1,671	2,734	8,393

(1)	On November 27, 2017, Guarantee Insurance Company (“GIC”), our former workers’ compensation insurer, was ordered into the receivership for purposes of liquidation by the Second Judicial Circuit Court in Leon County, Florida. At the time of the court order, GIC was administering our outstanding workers’ compensation claims. Upon entering receivership, the guaranty associations of the states where GIC operated began reviewing outstanding claims administered by GIC for continued claim coverage eligibility based on guaranty associations’ eligibility criteria. Our net worth exceeded the threshold of $25,000 established by the Louisiana Insurance Guaranty Association (“LIGA”) when determining eligibility for claims coverage. As such, LIGA assessed our outstanding claim as ineligible for coverage. As of September 30, 2018, we had $1,404 in workers’ compensation liabilities which will be recognized ratably over 40 years.

(2)	On June 4, 2018, we entered into a loan agreement with First Insurance Funding to finance our commercial insurance premiums. The loan is payable in monthly installment payments, until maturity. The loan matures on March 21, 2019 and carries an annual interest rate of 3.39%.

The Convertible Notes, the carrying value of which was $8,589 as of September 30, 2018, and the amounts outstanding under the aforementioned unsecured line of credit, under which we had $4,000 outstanding as of September 30, 2018, as well as the related accrued but unpaid interest obligations and fees, are not included in the table above because they have been converted, redeemed or repaid upon the consummation of the Business Combination, as discussed above. The other contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding, while obligations under other contracts that we can cancel without a significant penalty are not included.

We are also a party to certain ordinary course multi-year sponsorship agreements, but have no material long-term purchase obligations outstanding with any vendors or other third parties.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2018.

Quantitative and Qualitative Disclosures about Market Risk

We have in the past and may in the future be exposed to interest rate and certain other market risks in the ordinary course of our business, but to date these risks have mostly been indirect.

Interest Rate Risk

As discussed above, we did not have any long-term borrowings as of September 30, 2018 other than the convertible notes and line of credit, which were converted or repaid upon the consummation of the Business Combination. We invest excess cash primarily in bank accounts, on which we earn marginal interest. Upon the consummation of the Business Combination, our cash on hand increased substantially, as a result of which our exposure to interest rate risk may increase, although our current investment strategy is to preserve principal and provide liquidity for our operating and market expansion needs. Since our investments have been and are expected to remain mainly short-term in nature, we do not believe that changes in interest rates would have a material effect on the fair market value of our investments or our operating results.